Exhibit 99.1
Company Contact:	Investor Relations Contact:
Dustin Han, Vice President, Investor Relations	John Harmon, Senior Account Manager
China Skyrise Digital Service Inc.	CCG Investor Relations
E-mail: ir@chinaskyrise.com	Email: john.harmon@ccgir.com
Tel: +1-408-857-8897	Tel: +1-646-833-3424
Web Site: http://www.chinaskyrise.com	Web Site: http://www.ccgir.com

China Skyrise Announces First-Quarter 2010 Results

• Revenue More Than Tripled Year-Over-Year to $1.3 Million

SHENZHEN, China, May 18, 2010 -- China Skyrise Digital Service Inc. (OTC Bulletin Board: CSKD) ("China Skyrise" or the "Company") recently announced financial results for the three months ended March 31, 2010.

First Quarter Results

Revenues totaled approximately $1.3 million in the first quarter of 2010, a strong increase of 231.9%, versus $0.4 million for the first quarter of 2009. The strong increase in revenue was due to the recovery of the Chinese real-estate market owing to government stimulus programs and a significant increase in spending by real-estate developers. In addition, in the first quarter of 2009, the Company adopted a conservative strategy in marketing and sales and turned down projects that required a large upfront cash outlay, which further reduced sales in the year-ago quarter.

"We are delighted to see a continuing recovery of demand for our digital intercom products and solutions amid a broad turnaround in the China real-estate development market, as well as an acceleration in the rate of upgrades from analog to digital solutions," said Mr. Mingchun Zhou, Chairman and Chief Executive Officer of China Skyrise. "Revenues more than tripled in the first quarter, and our market share continued to expand."

Cost of goods sold climbed by 229.2% to $0.7 million in the first quarter of 2010, or 53.4% of sales, from $0.5 million, or 53.8% of sales in the prior period, largely in line with increased sales.

Gross profit for the first quarter of 2010 totaled $0.6 million, or 46.6% of sales, compared with $0.4 million, or 46.2% of sales, for the same period of 2009, underscoring a recovery in gross margins, which amounted to 31.5% in 2009.

Operating expenses totaled approximately $331,590 for the first quarter of 2010, up 26.5% from $262,127 in the same period of 2009. Total operating expenses amounted to 25.0% of sales in the first quarter of 2010, compared with 65.7% in the first quarter of 2009. Selling expenses declined 5.7% year over year to $91,702 million, again due to the company’s cash-conservation measures in the year-ago quarter. General and administrative expenses, though, grew 45.5% year over year to $0.2 million, as the Company added more employees and incurred more human resource-related costs. Research and development expenses were $116,209 in the quarter, amounting to 8.8% of revenues.

Operating income was $0.3 million compared to an operating loss of $77,872 in the first quarter of 2009.

Interest expense decreased to $6 for the three months ended March 31, 2010 from $5,364 in the same period in 2009, primarily due to maturity of the Company’s short term debt.

The Company's net income in the first quarter of 2010 was $0.3 million, or $0.01 per basic and diluted share, a significant improvement from a net loss of $9,490, or ($0.01) per basic and diluted share in the year-ago quarter. The number of shares outstanding increased to 21.1 million in the first quarter of 2010 from 17.0 million in the comparable period of 2009 due to the effect of a share-exchange transaction on September 25, 2010.

Financial Condition

As of March 31, 2010, China Skyrise had $0.3 million in cash and cash equivalents and approximately $4.1 million in working capital. Cash flow from operations decreased to ($0.1 million) from $0.2 million in the first quarter of 2009, primarily due to increases in accounts receivable from an increase in the number of contracts received and in contract size, as well as from increased inventory. As of March 31, 2010 the Company had $0.4 million of short-term debt, no long-term liabilities, and shareholders' equity was $4.8 million.

Business Outlook

China Skyrise remains optimistic about China’s security surveillance sector, and management estimates that the market for video surveillance is growing at an annual rate of 15% or greater. Management believes that the Company is set to continue to gain market share within its traditional strong foothold in China’s residential real estate industry and further plans to grow revenues through offering systems-on-a-chip (SOCs) to analog intercom manufacturers and value-added services to consumers.

While the Company continues to gain market share with its low-end digital solutions displacing competitors’ high-end analog solutions, management believes that China Skyrise also stands to benefit from analog-to-digital upgrades of existing residential neighborhoods, which represents a huge potential market.

“With continuous product innovation and strong brand recognition, we are optimistic about our financial performance in 2010. The first quarter is usually the seasonally slowest due to a slowdown in residential construction around the Chinese Spring Festival. We are confident that our operating results and operating cash flows will continue to improve throughout the remainder 2010. Therefore, we reaffirm our previous guidance of revenues of approximately $10.2 million and net income of approximately $1.8 million in 2010,” concluded Mr. Zhou.

About China Skyrise Digital Service Inc.

China Skyrise Digital Service Inc. (“China Skyrise” or the “Company”) develops, sells, installs and maintains digital residential and video-surveillance products, as well as related software. The Company’s customers are primarily urban and suburban residential communities and real-estate developers in China, and China Skyrise receives the majority of its revenues from packaged digital residential safety and video-surveillance systems. The Company is headquartered in Shenzhen, and its sales network focuses on the heavily populated areas of Guangdong Province. For more information, contact CCG Investor Relations directly or go to China Skyrise's website at http://www.chinaskyrise.com/.

Safe Harbor Statements

This press release may contain certain 'forward-looking statements' relating to the business of China Skyrise Digital Service Inc., and its subsidiary companies made under the "safe harbor" provisions of the U.S. Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact included herein are 'forward-looking statements' including statements regarding: the ability of the Company to meet its 2010 financial projections; the general ability of the Company to achieve its commercial objectives, including its ability to continue to successfully grow its business, develop innovative products and strong brand recognition, and further strengthen its competitive position; the business strategy, plans and objectives of the Company and its subsidiaries; and any other statements of non-historical information These forward-looking statements are often identified by the use of forward-looking terminology such as 'believes,' 'expects' or similar expressions, involve known and unknown risks and uncertainties. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company's periodic reports that are filed with the Securities and Exchange Commission and available on its website (http://www.sec.gov). All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

(financial tables follow)

CHINA SKYRISE DIGITAL SERVICE INC.
CONSOLIDATED BALANCE SHEETS
Expressed in US Dollars

	March 31,	December 31,
	2010	2009
	(Unaudited)	(Audited)
ASSETS
Current Assets
Cash and cash equivalents	$263,944	$409,718
Accounts receivable	3,991,165	3,089,672
Inventory	1,566,613	1,373,733
Deposit and prepaid expense	505,921	558,068
Other receivables	331,299	536,013
Total current assets	6,658,942	6,967,204
Property, plant and equipment, net of accumulated depreciation	324,508	340,616
Other assets
Intangible assets, net of accumulated amortization	140,890	120,650
Goodwill	193,754	193,754
Total other assets	334,644	316,404
Total Assets	$7,318,094	6,624,224

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$1,278,268	$1,005,679
Unearned Revenue	278,951	81,009
Other payables and accrued expenses	542,293	541,767
Short term debt	440,100	440,100
Tax payable	12,144	73,160
Total current liabilities	2,551,756	2,141,715
Commitments and contingencies
Stockholders’ equity
Common stock: 0.001 par value
Authorized: 75,000,000 common shares
Issued and outstanding: 21,110,550(2008: 17,004,800) common shares	21,111	21,111
Additional paid-in capital	2,207,072	2,207,072
Statutory reserves	2,791	2,791
Retained earnings	2,505,332	2,218,197
Accumulated other comprehensive income	30,032	33,338
Total stockholders’ equity	4,766,338	4,482,509

Total liabilities and stockholders’ equity	$7,318,094	$6,624,224

CHINA SKYRISE DIGITAL SERVICE INC.
CONSOLIDATED STATEMENTS OF INCOME AND OTHER COMPREHENSIVE INCOME
Expressed in US Dollars

	Three Months	Three Months
	Ended	Ended
	March 31, 2010	March 31, 2009
	(Unaudited)	(Unaudited)

Revenues	$1,323,819	$398,843

Cost of goods sold	706,411	214,588

Gross profit	617,408	184,255

Selling and marketing expenses	(91,702)	(97,233)
General and administrative expenses	(239,888)	(164,894)
Net income (loss) from operations	285,818	(77,872)
Other Income (Expense)
Other income	1,323	424
Government grant	-	73,322
Interest expense	(6)	(5,364)
Total Other Income (Expense)	1,317	68,382

Income (loss) before provision for income taxes	287,135	(9,490)

Provision for income taxes	-	-
Net income (loss)	287,135	(9,490)

Other comprehensive income
Foreign currency translation loss	(3,306)	(33,908)
Total comprehensive income	$283,829	$(43,398)

Earnings Per Share
Basic	0.01	(0.01)
Diluted	0.01	(0.01)
Weighted Average Number of Shares Outstanding
Basic	21,110,550	17,004,800
Diluted	21,110,550	17,004,800

CHINA SKYRISE DIGITAL SERVICE INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
Expressed in US Dollars

	Three Months	Three Months
	Ended	Ended
	March 31, 2010	March 31, 2009
	(Unaudited)	(Unaudited)
Cash flows from operating activities:
Net income (loss) for the period	$287,135	$(9,490)
Adjustments to reconcile net income (loss) to net cash from operations:
Depreciation	21,030	13,386
Amortization of intangible assets	10,754	6,891
Changes in operating assets and liabilities:
(Increase) decrease in inventory	(192,880)	50,693
Decrease in deposits and prepaid expenses	52,147	57,033
(Increase) decrease in accounts receivable	(901,493)	109,643
Decrease (increase) in other receivable	204,714	(1,139,526)
Decrease in tax payable	(61,016)	-
Decrease in tax recoverable	-	14,772
Increase (decrease) in accounts payable	272,589	(140,724)
Increase in unearned revenue	197,942	35,511
Increase in other payable and accrued expenses	526	1,162,468
Net cash (used in) provided by operating activities	(108,552)	160,657
Cash flows from investing activities
Purchases of property, plant and equipment	(4,922)	(28,966)
Purchases of intangible assets	(28,994)	(308)
Net cash used in investing activities	(33,916)	(29,274)
Cash flows from financing activities
Repayment of short term debt	-	(109,875)
Net cash used in financing activities	-	(109,875)
Effects of exchange rate changes on cash	(3,306)	(63,039)
Decrease in cash and cash equivalents	(145,774)	(41,531)
Cash and cash equivalents, beginning of period	409,718	508,272
Cash and cash equivalents, end of period	$263,944	$466,741
Supplementary disclosures of cash flow information:
Cash paid for interest	$6	$5,364
Cash paid for taxes	$-	$-

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